January 2014 MSELN-70-C Registration Statement No. 333-189888 PRICING SUPPLEMENT Dated January 31, 2014 Filed Pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$2,621,380 PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are senior unsecured obligations of Royal Bank of Canada, do not pay interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this document.  At maturity, if the level of the underlying index has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  However, if the level of the underlying index has decreased, investors will lose 1% for every 1% decline.  The PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying index.  Investors may lose their entire initial investment in the PLUS.  The PLUS are senior notes issued as part of Royal Bank of Canada’s Global Medium-Term Notes, Series F program.  All payments on the PLUS are subject to the credit risk of Royal Bank of Canada.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlying index:	Russell 2000® Index
Aggregate principal amount:	$2,621,380
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	January 31, 2014
Original issue date:	February 5, 2014 (three business days after the pricing date)
Maturity date:	March 4, 2015
Payment at maturity:	If the final index level is greater than the initial index level,
$10 + $10 × leverage factor × underlying index return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index level is less than or equal to the initial index level,
$10 + $10 × underlying index return
This amount will be less than or equal to the stated principal amount of $10. You will lose some or all of the principal amount if the final index level is less than the initial index level.
Maximum payment at maturity:	$11.38 per PLUS (113.80% of the stated principal amount).
Leverage factor:	300%
Underlying index return:	(final index level – initial index level) / initial index level
Initial index level:	1,130.88, which is the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Valuation date:	February 27, 2015, subject to adjustment for non-trading days and certain market disruption events
CUSIP:	78010Y414
ISIN:	US78010Y4145
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	RBC Capital Markets, LLC (“RBCCM”). See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per PLUS	$10.00	$0.20	$9.80
Total	$2,621,380	$52,427.60	$ 2,568,952.40
(1)
The actual price to public and fees and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.925 per security.  Please see “Syndicate Information” below for further details about the applicable price to public and fees and commissions.

(2)
RBCCM, acting as agent for Royal Bank of Canada, will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management (“MSSB”) as a fixed sales commission of $0.20 for each PLUS that MSSB sells.  See “Supplemental Information Regarding Plan of Distribution; Conflicts of Interest.”

The initial estimated value of the PLUS as of the date of this document is $9.7024 per $10.00 PLUS, which is less than the price to public.  The market value of the PLUS at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.

Investment in the PLUS involve certain risks.  See “Risk Factors” beginning on page 6 of this document, and “Risk Factors” on page S-1 of the accompanying prospectus supplement and page 1 of the prospectus.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Please also see “Additional Information about the PLUS” in this document.

Prospectus Supplement dated July 23, 2013 Prospectus dated July 23, 2013

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the PLUS or passed upon the adequacy or accuracy of this document.  Any representation to the contrary is a criminal offense. The PLUS will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities
Principal at Risk Securities

The PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index.

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.

▪
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying index.

Maturity:	Approximately 13 months
Leverage factor:	300%
Maximum payment at maturity:	$11.38 per PLUS (113.80% of the stated principal amount).
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Coupon:	None

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

These PLUS offer leveraged exposure to the performance of the underlying index.  In exchange for enhanced performance of 300% of the appreciation of the underlying index, investors forgo performance above the maximum payment at maturity of $11.38 per PLUS.  At maturity, if the level of the underlying index has increased, investors will receive the stated principal amount of their investment plus a return reflecting the leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  However, if the level of the underlying index has decreased, investors will lose 1% for every 1% decline.  Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.
Upside Scenario
The level of the underlying index increases and, at maturity, the PLUS redeem for the stated principal amount of $10 plus 300% of the underlying index return, subject to the maximum payment at maturity of $11.38 per PLUS (113.80% of the stated principal amount).

Downside Scenario
The level of the underlying index declines and, at maturity, the PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the level of the underlying index from the initial index level.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information

You should read this document together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which the PLUS are a part. This document, together with these documents, contains the terms of the PLUS and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Morgan Stanley Wealth Management are offering to sell the PLUS and seeking offers to buy the PLUS only in jurisdictions where it is lawful to do so.  The information contained in this document and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this document and the accompanying prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

•	Prospectus Supplement dated July 23, 2013: http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS for a range of hypothetical percentage changes in the level of the underlying index. The graph is based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Maximum payment at maturity:	$11.38 per PLUS (113.80% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final index level is greater than the initial index level, then investors would receive the $10 stated principal amount plus a return reflecting 300% of the appreciation of the underlying index over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor would realize the maximum payment at maturity at a final index level of 104.60% of the initial index level.

▪	If the underlying index appreciates 3%, the investor would receive a 9% return, or $10.90 per PLUS.

▪	If the underlying index appreciates 10%, the investor would receive only the maximum payment at maturity of $11.38 per PLUS, or 113.80% of the stated principal amount.

▪
Downside Scenario.  If the final index level is less than or equal to the initial index level, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

▪	If the underlying index depreciates 30%, the investor would lose 30% of the investor’s principal and receive only $7.00 per PLUS at maturity, or 70% of the stated principal amount.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

An investment in the PLUS is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. Investors in the PLUS are also exposed to further risks related to the issuer of the PLUS, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2013, filed with the SEC and incorporated by reference herein. See the categories of risks, identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the PLUS. You should carefully consider whether the PLUS are suited to your particular circumstances.

▪
PLUS do not pay interest or guarantee return of principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee payment of the principal amount at maturity.  If the final index level is less than the initial index level, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the level of the underlying index, and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $11.38 per PLUS, or 113.80% of the stated principal amount.  Although the leverage factor provides 300% exposure to any increase in the level of the underlying index as of the valuation date above the initial index level, because the payment at maturity will be limited to 113.80% of the stated principal amount, any increase in the final index level over the initial index level by more than 4.60% will not further increase the return on the PLUS.

▪
The market price of the PLUS will be influenced by many unpredictable factors.  Several factors will influence the value of the PLUS in the secondary market and the price at which RBCCM may be willing to purchase or sell the PLUS in the secondary market, including:

▪	the trading price and volatility (frequency and magnitude of changes in value) of the securities represented by the underlying index;

▪	dividend yields on the securities represented by the underlying index;

▪	market interest rates;

▪	our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

▪	time remaining to maturity;

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index; and

▪	the exchange between the U.S. dollar and the euro.

The level of the underlying index may be volatile, and you should not take the historical levels of the underlying index as an indication of future performance.  See “Information About the Underlying Index” below.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Royal Bank of Canada’s ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Royal Bank of Canada.  If Royal Bank of Canada defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Royal Bank of Canada’s creditworthiness.  Any actual or anticipated decline in Royal Bank of Canada’s credit ratings or increase in the credit spreads charged by the market for taking Royal Bank of Canada credit risk is likely to adversely affect the market value of the PLUS.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
The amount payable on the PLUS is not linked to the level of the underlying index at any time other than the valuation date.  The final index level will be based on the closing level of the underlying index on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the level of the underlying index appreciates prior to the valuation date but then decreases on the valuation date to a level that is less than the initial index level, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the level of the underlying index prior to that decrease.  Although the actual level of the underlying index on the maturity date or at other times during the term of the PLUS may be higher than the final index level, the payment at maturity will be based solely on the closing level of the underlying index on the valuation date.

▪
The initial estimated value of the PLUS is less than the price to the public.  The initial estimated value that is set forth on the cover page of this document does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the PLUS in any secondary market (if any exists) at any time.  If you attempt to sell the PLUS prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the level of the underlying index, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the agent’s commissions and the estimated costs relating to our hedging of the PLUS.  These factors, together with various credit, market and economic factors over the term of the PLUS, are expected to reduce the price at which you may be able to sell the PLUS in any secondary market and will affect the value of the PLUS in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your PLUS prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent’s commissions and the hedging costs relating to the PLUS.  In addition to bid-ask spreads, the value of the PLUS determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the PLUS and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The PLUS are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your PLUS to maturity.

▪
Our initial estimated value of the PLUS is an estimate only, calculated as of the pricing date.  The initial estimated value of the PLUS is based on the value of our obligation to make the payments on the PLUS, together with the mid-market value of the derivative embedded in the terms of the PLUS.  See “Structuring the PLUS” below.  Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the PLUS.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the PLUS or similar securities at a price that is significantly different than we do.

The value of the PLUS at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the PLUS in any secondary market, if any, should be expected to differ materially from the initial estimated value of your PLUS.

▪
Adjustments to the underlying index could adversely affect the value of the PLUS. The sponsor of the underlying index (the “index sponsor”) may add, delete or substitute the stocks constituting the underlying index, or make other methodological changes. Further, the index sponsor may discontinue or suspend calculation or publication of the underlying index at any time. Any of these actions could affect the value of and the return on the PLUS.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
An investment in the PLUS is subject to risks associated in investing in stocks with a small market capitalization.  The underlying index consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies.  As a result, the level of the underlying index may be more volatile than that of a market measure that does not track solely small-capitalization stocks.  Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

▪
The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  RBCCM may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which RBCCM is willing to transact.  If, at any time, RBCCM were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

▪
Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the PLUS. The trading prices of the equity securities comprising the underlying index will determine the level of the underlying index at any given time. As a result, it is impossible to predict whether the level of the underlying index will rise or fall. Trading prices of the equity securities comprising the underlying index will be influenced by complex and interrelated political, economic, financial and other factors.

▪
Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and possibly to other instruments linked to the underlying index or the securities it represents), including trading in those securities as well as in other related instruments.  Some of our subsidiaries also may conduct trading activities relating to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index level and, therefore, could have increased the level at which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the level of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
Our business activities may create conflicts of interest.  We and our affiliates may engage in trading activities related to the underlying index or the securities represented by the underlying index that are not for the account of holders of the PLUS or on their behalf.  These trading activities may present a conflict between the holders’ interest in the PLUS and the interests we and our affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management.  These trading activities could be adverse to the interests of the holders of the PLUS.

We and our affiliates may presently or from time to time engage in business with one or more of the issuers of the securities represented by the underlying index.  This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services.  In the course of business, we and our affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates may publish research reports about these companies. Neither we nor the agent have made any independent investigation regarding any matters whatsoever relating to the issuers of the securities represented by the underlying index.

Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or the securities which it represents.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the PLUS.  Any of these activities by us or one or more of our affiliates may affect the level of the underlying index and, therefore, the market value of the PLUS.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest.  Our wholly owned subsidiary, RBCCM, will serve as the calculation agent.  As calculation agent, RBCCM determined the initial index level, and will determine the final index level and the underlying index return, and calculate the amount of cash, if any, you will receive at maturity.  Any of these determinations made by RBCCM, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or the calculation of the final index level in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Significant aspects of the tax treatment of the PLUS are uncertain.  The tax treatment of an investment in the PLUS is uncertain.  We do not plan to request a ruling from the Canada Revenue Agency regarding the tax treatment of an investment in the PLUS, and the Internal Revenue Service, the Canada Revenue Agency or a court may not agree with the tax treatment described in this document.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the PLUS even though that holder will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the PLUS could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this document, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Terms of the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Postponement of the valuation date:
If the valuation date occurs on a day that is not a trading day or on a day on which the calculation agent has determined that a market disruption event (as defined below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing on that fifth trading day, then the calculation agent may determine, in its good faith and reasonable judgment, what the closing level of the underlying index would have been in the absence of the market disruption event.   If the valuation date is postponed, then the maturity date will be postponed by an equal number of business days. No interest shall accrue or be payable as a result of such postponement.

Market disruption events:
With respect to the underlying index and any relevant successor index, a “market disruption event” means:

•      a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•      a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the underlying index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•      a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such exchange or market; or

•      a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case as determined by the calculation agent in its sole discretion; and

•      a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the PLUS.

For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) exists at any time, if trading in a security included in the underlying index (or the relevant successor index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index (or the relevant successor index) will be based on a comparison of (a) the portion of the level of the underlying index (or the relevant successor index) attributable to that security relative to (b) the overall level of the underlying index (or the relevant successor index), in each case immediately before that suspension or limitation.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

For purposes of determining whether a market disruption event with respect to the underlying index (or the relevant successor index) has occurred:

•      a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange, or the primary exchange or market for trading in futures or options contracts related to the underlying index (or the relevant successor index);
•      limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;
•      a suspension of trading in futures or options contracts on the underlying index (or the relevant successor index) by the primary exchange or market trading in such contracts by reason of:
•      a price change exceeding limits set by such exchange or market,
•      an imbalance of orders relating to such contracts, or
•      a disparity in bid and ask quotes relating to such contracts, will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index (or the relevant successor index); and
•      a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the underlying index (or the relevant successor index) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the underlying index or such successor index, as applicable.

Discontinuation of/adjustments to the underlying index:
If the index sponsor discontinues publication of the underlying index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then the closing level of the underlying index on the valuation date will be determined by reference to the level of such successor index at the close of trading on the relevant exchange for the successor index on such day.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice to be promptly furnished to the trustee, to us and to the holders of the PLUS.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

If the index sponsor discontinues publication of the underlying index prior to, and that discontinuation is continuing on the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at that time or the calculation agent has previously selected a successor index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the closing level of the underlying index for that date.  The closing level of the underlying index will be computed by the calculation agent in accordance with the formula for and method of calculating the underlying index or successor index, as applicable, last in effect prior to the discontinuation, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for the suspension or limitation) at the close of the principal trading session on that date of each security most recently included in the underlying index or successor index, as applicable.

If at any time the method of calculating the underlying index or a successor index, or the level thereof, is changed in a material respect, or if the underlying index or a successor index is in any other way modified so that the underlying index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the underlying index or successor index had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the date on which the closing level of the underlying index is to be determined, make any calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the underlying index or successor index, as the case may be, as if those changes or modifications had not been made, and calculate the closing level of the underlying index with reference to the underlying index or such successor index, as adjusted.  Accordingly, if the method of calculating the underlying index or a successor index is modified so that the level of the underlying index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the underlying index), then the calculation agent will adjust its calculation of the underlying index or such successor index in order to arrive at a level of the underlying index or such successor index as if there had been no such modification (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuation the publication of or modification of the underlying index or successor index, as applicable, may adversely affect the value of the PLUS.

Business day:
A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading day:
The trading day means a day, as determined by the calculation agent, on which trading is generally conducted on (i) the relevant exchanges for securities comprising the underlying index or the successor index and (ii) the exchanges on which futures or options contracts related to the underlying index or the successor index are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time.

Default amount on acceleration:
In the event we fail to make a payment on the maturity date, any overdue payment in respect of such payment on the PLUS will bear interest until the date upon which all sums due are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBOR page as of 11:00 a.m. (London time) on the first business day following such failure to pay.  Such rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Events of default and acceleration:
If the maturity of the PLUS is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the payment at maturity, calculated as if the date of declaration of acceleration were the valuation date.

Minimum ticketing size:	$1,000 / 100 PLUS
Additional amounts:
We will pay any amounts to be paid by us on the PLUS without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the PLUS, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a PLUS or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)         is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)        is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the PLUS, the holding of PLUS or the receipt of payments thereunder;

(iii)        is, or does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)        presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any security means:

a.   the due date for payment thereof, or

b.   if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the PLUS in accordance with the Indenture;

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

(v)         could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)        is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the PLUS at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of the PLUS (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the PLUS, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Form of securities:	Book-entry
Trustee:	The Bank of New York Mellon
Calculation agent:
RBCCM.  The calculation agent will make all determinations regarding the PLUS.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley Wealth Management branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number 1-(866)-477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Validity of the PLUS:
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the PLUS has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the PLUS have been duly executed, authenticated and issued in accordance with the Indenture, the PLUS will be validly issued and, to the extent validity of the PLUS is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the PLUS have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the PLUS will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

Terms incorporated in the master note:
All of the terms in “Summary Terms” (except the item captioned “Commissions and issue price”) and the terms above the item captioned “Contact” in “Additional Terms of the PLUS” of this pricing supplement, and the sections “Canadian Federal Income Tax Consequences” and “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Information About the Underlying Index

All disclosures contained in this document regarding the underlying index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Russell Investments (“Russell”), as the sponsor of the underlying index. Russell, which owns the copyright and all other rights to the underlying index, has no obligation to continue to publish, and may discontinue publication of, the underlying index. The consequences of Russell discontinuing publication of the underlying index are discussed above in the section entitled “Discontinuation of/adjustments to the underlying index.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the underlying index or any successor index.

The Russell 2000® Index

Russell began dissemination of the underlying index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984 and calculates and publishes the underlying index.  The underlying index was set to 135 as of the close of business on December 31, 1986.  The underlying index is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the underlying index consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market.  The underlying index is determined, comprised, and calculated by Russell without regard to the PLUS.

Selection of Stocks Comprising the Underlying Index

All companies eligible for inclusion in the underlying index must be classified as a U.S. company under Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”).  Using the HCIs, Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the underlying index must trade on a major U.S. exchange.  Bulletin board, pink-sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.  Stocks must trade at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If a stock, new or existing, does not have a closing price at or above $1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above $1.00 on another major U.S. exchange, that stock will be eligible for inclusion.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

An important criteria used to determine the list of securities eligible for the underlying index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, Russell will determine a primary trading vehicle, and the price of that primary trading vehicle (usually the most liquid) is used to calculate market capitalization.

Companies with a total market capitalization of less than $30 million are not eligible for the underlying index.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the underlying index. Royalty trusts, limited liability companies, closed-end investment companies (business development companies are eligible), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion.

Annual reconstitution is a process by which the underlying index is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the last trading day of May of each year, Russell reconstitutes the composition of the underlying index using the then existing market capitalizations of eligible companies.  Reconstitution of the underlying index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday.  In addition, Russell adds initial public offerings to the underlying index on a quarterly basis based on market capitalization guidelines established during the most recent reconstitution.

After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

License Agreement

Russell and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by Russell in connection with some securities, including the PLUS.

Russell does not guarantee the accuracy and/or the completeness of the underlying index or any data included in the underlying index and has no liability for any errors, omissions, or interruptions in the underlying index.  Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the PLUS, or any other person or entity from the use of the underlying index or any data included in the underlying index in connection with the rights licensed under the license agreement described in this pricing supplement or for any other use.  Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the underlying index or any data included in the underlying index.  Without limiting any of the above information, in no event will Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The PLUS are not sponsored, endorsed, sold or promoted by Russell.  Russell makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly or the ability of the underlying index to track general stock market performance or a segment of the same.  Russell’s publication of the underlying index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the stocks upon which the underlying index is based.  Russell’s only relationship to Royal Bank of Canada is the licensing of certain trademarks and trade names of Russell and of the underlying index, which is determined, composed and calculated by Russell without regard to Royal Bank of Canada or the PLUS.  Russell is not responsible for and has not reviewed the PLUS nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise.  Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the underlying index.  Russell has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

“Russell 2000®” and “Russell 3000®” are registered trademarks of Russell in the U.S. and other countries.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Historical Information

The graph below sets forth the daily official closing levels of the underlying index for the period from January 31, 2009 through January 31, 2014. The table below the graph sets forth the published high and low official closing levels, as well as the end-of-quarter official closing levels, of the underlying index for each quarter in the period from January 1, 2008 through January 31, 2014.

We obtained the information below from Bloomberg Financial Markets, without independent verification.

You should not take the historical prices of the underlying index as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

The Russell 2000® Index

Information as of market close on January 31, 2014:

Bloomberg Index Symbol:	RTY	52 Week High (on 1/22/2014):	1,181.29
Current Index Level:	1,130.88	52 Week Low (on 2/25/2013):	895.84
52 Weeks Ago:	902.09

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

	High	Low	Period End
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter (through January 31, 2014)	1,181.29	1,122.45	1,130.88

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Canadian Federal Income Tax Consequences

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the PLUS. It does not purport to be a complete analysis of all tax considerations relating to the PLUS. Prospective purchasers of the PLUS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the PLUS and receiving payments under the PLUS. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act,” it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE PLUS SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PLUS ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE PLUS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any of the entities whose stock is included in the underlying index would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code, or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If any of the entities whose stock is included in the underlying index were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively.  You should refer to any available information filed with the SEC and other authorities by the entities whose stock is included in the underlying index and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a PLUS as a pre-paid cash-settled derivative contract in respect of the underlying index for U.S. federal income tax purposes, and the terms of the PLUS require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the PLUS for all tax purposes in accordance with such characterization.  If the PLUS are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the PLUS in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the PLUS.  In general, a U.S. holder’s tax basis in the PLUS will be equal to the price the holder paid for the PLUS.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

Alternative Treatments.  Alternative tax treatments of the PLUS are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the PLUS, and the Internal Revenue Service might assert that a PLUS should be treated, as a single debt instrument.  Since the PLUS have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the PLUS are so treated, a holder would generally be required to accrue interest income over the term of the PLUS based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the PLUS.   In addition, any gain a holder might recognize upon the sale, exchange or maturity of the PLUS would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the PLUS, and thereafter, would be capital loss.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Because of the absence of authority regarding the appropriate tax characterization of the PLUS, it is also possible that the Internal Revenue Service could seek to characterize the PLUS in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the PLUS should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the PLUS.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the PLUS for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting. Payments made with respect to the PLUS and proceeds from the sale of the PLUS may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the Internal Revenue Service or allowed as a credit against the holder's U.S. federal income tax, provided the holder makes a timely filing of an appropriate tax return or refund claim.

Reports will be made to the Internal Revenue Service and to holders that are not excepted from the reporting requirements.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the PLUS. A non-U.S. holder is a beneficial owner of a PLUS that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Subject to the discussion of “dividend equivalent” payments below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the PLUS, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the PLUS.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a U.S. trade or business, subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

As discussed above, alternative characterizations of the PLUS for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the PLUS to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the PLUS should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the PLUS may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements will generally apply to U.S.-source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the PLUS, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the PLUS.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Employee Retirement Income Security Act

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the PLUS.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing PLUS should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.

Royal Bank of Canada and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank of Canada (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if PLUS are acquired by or with the assets of a Plan, and with respect to which Royal Bank of Canada or any of its affiliates is a ‘‘party in interest” or a “disqualified person”, unless those PLUS are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b) (17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the PLUS, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the PLUS will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank of Canada nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the PLUS, or any exercise related thereto or as a result of any exercise by Royal Bank of Canada or any of its affiliates of any rights in connection with the PLUS, and no advice provided by Royal Bank of Canada or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the PLUS and the transactions contemplated with respect to the PLUS.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in PLUS, you should consult your legal counsel.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Use of Proceeds and Hedging

The net proceeds from the sale of the PLUS will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to make the payment at maturity on the PLUS. The initial public offering price of the PLUS includes the underwriting discount and commission and the estimated cost of hedging our obligations under the PLUS.

Supplemental Information Regarding Plan of Distribution;
Conflicts of Interest

Pursuant to the terms of a distribution agreement, RBCCM, an affiliate of Royal Bank of Canada, will purchase the PLUS from Royal Bank of Canada for distribution to Morgan Stanley Wealth Management.  RBCCM will act as agent for the PLUS and will receive a fee of $0.20 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Wealth Management as a fixed sales commission of $0.20 for each of the PLUS they sell.

Syndicate Information
Issue price of the PLUS	Agent Commissions	Principal amount of the PLUS
$10.000	$0.2000	<$1MM
$9.950	$0.1625	≥ $1MM and <$3MM
$9.925	$0.1438	≥$3MM and <$5MM
$9.900	$0.1250	≥$5MM

Morgan Stanley Wealth Management may reclaim selling concessions allowed to individual brokers within Morgan Stanley Wealth Management in connection with the offering if, within 30 days of the offering, Royal Bank of Canada repurchases the PLUS distributed by such brokers.

Delivery of the PLUS will be made against payment for the PLUS on February 5, 2014, which is the third business day following the pricing date (this settlement cycle being referred to as “T+3”).

In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the PLUS, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

The value of the PLUS shown on your account statement may be based on RBCCM’s estimate of the value of the PLUS if RBCCM or another of our affiliates were to make a market in the PLUS (which it is not obligated to do).  That estimate will be based on the price that RBCCM may pay for the PLUS in light of then prevailing market conditions, our creditworthiness and transaction costs. For an initial period of approximately seven months, the value of the PLUS that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the PLUS at that time.  This is because the estimated value of the PLUS will not include the agent’s commission and our hedging costs and profits; however, the value of the PLUS shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of the agent’s commission and our estimated costs and profits from hedging the PLUS.  This excess is expected to decrease over time until the end of this period, and we reserve the right to shorten this period. After this period, if RBCCM repurchases your PLUS, it expects to do so at prices that reflect its estimated value.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

January 2014

PLUS Based on the Performance of the Russell 2000® Index, due March 4, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Structuring the PLUS

The PLUS are our debt securities, the return on which is linked to the performance of the underlying index.  As is the case for all of our debt securities, including our structured notes, the economic terms of the PLUS reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate, rather than the secondary market rate, along with the fees and expenses associated with structured notes, reduced the initial estimated value of the securities at the time their terms are set.  Unlike the estimated value included in this document, any value of the PLUS determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the PLUS, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the underlying index, and the tenor of the securities.  The economic terms of the PLUS and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the PLUS reduced the economic terms of the PLUS to you and resulted in the initial estimated value for the PLUS on the pricing date being less than their public offering price.  See “Risk Factors—The initial estimated value of the PLUS is less than the price to the public” above.

January 2014